NEWS RELEASE

PAR PACIFIC HOLDINGS REPORTS STRONG FULL YEAR AND FOURTH QUARTER 2017 RESULTS

HOUSTON, March 5, 2018 - Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific” or the “Company”) today reported its financial results for the fiscal year and fourth quarter ended December 31, 2017.

Full Year 2017 Highlights

•	Net Income of $72.6 million, or $1.57 per diluted share

•	Adjusted Net Income of $82.8 million, or $1.77 per diluted share

•	Adjusted EBITDA of $140.8 million

Fourth Quarter 2017 Highlights

•	Net Income of $19.0 million, or $0.41 per diluted share

•	Adjusted Net Income of $25.3 million, or $0.53 per diluted share

•	Adjusted EBITDA of $33.7 million

•	Comprehensive debt refinancing to extend maturities and simplify capital structure

•	Record on-island sales of 66,900 barrels per day in Hawaii

•	Record 51.8% distillate yield in Hawaii

Par Pacific reported net income of $72.6 million, or $1.57 per diluted share, for the year 2017, compared to a net loss of $45.8 million, or $(1.08) per diluted share, for 2016. 2017 Adjusted Net Income was $82.8 million, compared to a loss of $49.7 million for 2016. 2017 Adjusted EBITDA was $140.8 million, compared to $33.5 million for 2016.

Par Pacific reported net income of $19.0 million, or $0.41 per diluted share, for the quarter ended December 31, 2017, compared to net income of $13.7 million, or $0.30 per diluted share, for the same quarter in 2016. Fourth quarter 2017 Adjusted Net Income was $25.3 million, compared to Adjusted Net Income of $10.7 million in the fourth quarter of 2016. Fourth quarter 2017 Adjusted EBITDA was $33.7 million, compared to Adjusted EBITDA of $36.5 million in the fourth quarter of 2016. A reconciliation of reported non-GAAP financial measures to their most directly comparable GAAP financial measures can be found in the tables accompanying this news release.

“Our team executed well with strong operational and financial results at each of our business units. In the first full year of our ownership, our Wyoming operations performed consistent with our expectations at the time of acquisition. Our strategic acquisition of 33 retail stores in the Pacific Northwest, which is expected to close in the first quarter of 2018, will complement Wyoming’s refining and logistics activities and is expected to be immediately accretive to our Adjusted earnings per share and free cash flow,” said William

Pate, Par Pacific’s President and Chief Executive Officer. “We enter 2018 with positive momentum that will enable us to leverage our stronger financial position, improved asset mix, and expanded market position to drive future growth.”

Refining
The Refining segment generated operating income of $86.0 million for the full-year 2017, compared to operating loss of $7.8 million for the full-year 2016. Adjusted Gross Margin for the Refining segment in 2017 was $254.8 million, compared to $139.1 million in 2016.

Refining Adjusted EBITDA for the full-year 2017 was $114.1 million, compared to $26.3 million for the full-year 2016.

The Refining segment generated operating income of $23.6 million for the fourth quarter of 2017, compared to operating income of $27.4 million for the fourth quarter of 2016. Adjusted Gross Margin for the Refining segment was $64.8 million in the fourth quarter of 2017, compared to $58.1 million in the fourth quarter of 2016.

Refining Adjusted EBITDA was $31.0 million in the fourth quarter of 2017, compared to Refining Adjusted EBITDA of $30.5 million in the fourth quarter of 2016.

Hawaii Refinery
The combined Mid Pacific Index was $7.83/bbl in the fourth quarter of 2017, compared to $8.48/bbl in the fourth quarter of 2016. The Hawaii refinery’s throughput in the fourth quarter of 2017 was 72 thousand barrels per day (Mbpd). This compares to 75 Mbpd throughput for the same quarter in 2016. Production costs were $3.41 per throughput barrel in the fourth quarter of 2017, compared to $3.07 per throughput barrel in the same period in 2016.

Wyoming Refinery
During the fourth quarter of 2017, the Wyoming 3-2-1 Index averaged $23.79/bbl, compared to $13.69/bbl in the fourth quarter of 2016. The Wyoming refinery’s throughput was 15 Mbpd in the fourth quarter of 2017, consistent with 15 Mbpd throughput for the same quarter in 2016. Production costs were $7.46 per throughput barrel in the fourth quarter of 2017, which includes approximately 50 cents per throughput barrel associated with planned maintenance costs incurred during the quarter. This compares to $3.86 per throughput barrel for the same quarter in 2016, which benefited from a one-time pension curtailment gain of approximately $2.35 per throughput barrel.

Retail
The Retail segment reported operating income of $24.7 million in 2017, compared to $22.2 million in 2016. Adjusted Gross Margin for the Retail segment was $77.0 million for 2017, compared to $69.9 million in 2016.

For the full-year 2017, Retail Adjusted EBITDA was $31.0 million, compared to $28.6 million for 2016.

For the full-year 2017, the Retail segment reported fuel sales volumes of 92.7 million gallons, compared to sales of 90.9 million gallons for 2016.

The Retail segment reported operating income of $4.1 million in the fourth quarter of 2017, compared to $5.1 million in the fourth quarter of 2016. Adjusted Gross Margin for the Retail segment was $18.2 million in the fourth quarter of 2017, compared to $16.7 million in the same quarter of 2016.

Retail Adjusted EBITDA was $6.1 million in the fourth quarter of 2017, compared to $6.5 million in the fourth quarter of 2016. The Retail segment reported sales volumes of 22.9 million gallons in the fourth quarter of 2017, compared to 22.1 million gallons in the same quarter of 2016.

Logistics
The Logistics segment generated operating income of $34.0 million for the full-year 2017, compared to $21.4 million for 2016. Adjusted Gross Margin for the Logistics segment was $55.2 million for the full-year 2017, compared to $37.3 million for 2016.

Adjusted EBITDA for the Logistics segment was $40.2 million for 2017, compared to $26.1 million for 2016.

For the fourth quarter of 2017 the Logistics segment generated operating income of $6.8 million, compared to $8.5 million for the fourth quarter of 2016. Adjusted Gross Margin for the Logistics segment was $10.7 million in the fourth quarter of 2017, compared to $12.4 million in the same quarter of last year.

Logistics Adjusted EBITDA was $8.4 million in the fourth quarter of 2017, compared to $10.0 million in the fourth quarter of 2016.

Laramie Energy
For the full-year 2017, equity earnings from Laramie Energy, LLC (“Laramie”) were $18.4 million, compared to equity losses of $22.4 million for 2016.

Equity earnings from Laramie in the fourth quarter of 2017 were $6.7 million, compared to equity losses of $7.2 million in the fourth quarter of 2016. Fourth quarter 2017 earnings attributable to Par Pacific’s 42.3% ownership interest in Laramie included $4.7 million in unrealized gains on derivative instruments compared to $7.4 million in unrealized losses on derivative instruments during the fourth quarter of 2016.

Laramie averaged 144 million cubic feet equivalent per day (MMcfed) of production during 2017 and exited the year with production of 156 MMcfed.

Liquidity
Par Pacific reduced its net debt by $56.0 million during the year ended 2017. Net cash provided by operations totaled $106.5 million for the year ended December 31, 2017, compared to $23.9 million used in the year ended December 31, 2016. At December 31, 2017, Par Pacific’s cash balance totaled $118.3 million, long-term debt totaled $384.8 million, and total liquidity was $209.0 million.

As a result of the December 2017 issuance of senior secured notes due 2025 by certain of the Company’s wholly-owned subsidiaries, the Company extended the maturities of its long-term debt through 2021 and later years.

Conference Call Information
A conference call is scheduled for Tuesday, March 6, 2018 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To access the call, please dial 1-877-404-9648 inside the U.S. or 1-412-902-0030 outside the U.S. and ask for the Par Pacific call. The webcast may be accessed online through the Company’s website at http://

www.parpacific.com on the Investor Relations page. Please log on at least 10 minutes early to register. A telephone replay will be available until March 20, 2018 and may be accessed by calling 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and using the conference ID 13676100#.

About Par Pacific
Par Pacific Holdings, Inc., headquartered in Houston, Texas, owns, manages, and maintains interests in energy and infrastructure businesses. Par Pacific’s strategy is to identify, acquire and operate energy and infrastructure companies with attractive competitive positions. Par Pacific owns and operates one of the largest energy infrastructure networks in Hawaii with a 94,000-bpd refinery, a logistics network supplying the major islands of the state, and 91 retail locations. In Wyoming, Par Pacific owns a refinery and associated logistics network in a niche market. Par Pacific also owns 42.3% of Laramie Energy, LLC which has natural gas operations and assets concentrated in the Piceance Basin in Western Colorado. More information is available at www.parpacific.com.

Forward-Looking Statements
This news release (and oral statements regarding the subject matter of this news release, including those made on the conference call and webcast announced herein) includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include, without limitation, statements about: expected market conditions; expected refinery throughput; anticipated capital expenditures, including major maintenance costs, and their effect on our financial and operating results, including earnings per share; anticipated retail sales volumes and on-island sales; the anticipated financial and operational results of Laramie Energy, LLC; the amount of our discounted net cash flows and the impact of our NOL carryforwards on them; the uncertainty inherent in estimating natural gas and oil reserves; our ability to identify, acquire and operate energy and infrastructure companies with attractive competitive positions; statements with respect to the timing and completion of the CHS Inc. retail acquisition (the “Acquisition”); the anticipated synergies and other benefits of the Acquisition; the anticipated financial and operating results of the Acquisition and the effect of Par Pacific’s cash flows and profitability (including free cash flow and Adjusted earnings per share); and other risks and uncertainties detailed in Par Pacific’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and any other documents that Par Pacific files with the Securities and Exchange Commission (SEC). Additionally, forward looking statements are subject to certain risks, trends, and uncertainties, such as changes to financial condition and liquidity; the volatility of crude oil and refined product prices; operating disruptions at our refineries resulting from unplanned maintenance events; uncertainties inherent in estimating oil, natural gas and NGL reserves; environmental risks; and risks of political or regulatory changes. Par Pacific cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Par Pacific does not intend to update or revise any forward-looking statements made herein or any other forward looking statements as a result of new information, future events or otherwise. The Company further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this news release.

Contact:
William Monteleone
Chief Financial Officer

(281) 899-4834
wmonteleone@parpacific.com

Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues	$663,062	$563,136	$2,443,066	$1,865,045
Operating expenses
Cost of revenues (excluding depreciation)	569,509	469,992	2,054,627	1,636,339
Operating expense (excluding depreciation)	48,278	40,891	202,019	166,216
Depreciation, depletion, and amortization	12,141	11,778	45,989	31,617
General and administrative expense (excluding depreciation)	11,390	10,419	46,078	42,073
Acquisition and integration expense	142	1,731	395	5,294
Total operating expenses	641,460	534,811	2,349,108	1,881,539
Operating income (loss)	21,602	28,325	93,958	(16,494)
Other income (expense)
Interest expense and financing costs, net	(6,132)	(6,555)	(31,632)	(28,506)
Loss on termination of financing agreements	(6,829)	—	(8,633)	—
Other income (expense), net	28	(158)	914	(98)
Change in value of common stock warrants	537	(515)	(1,674)	2,962
Change in value of contingent consideration	—	17	—	10,770
Equity earnings (losses) from Laramie Energy, LLC	6,718	(7,222)	18,369	(22,381)
Total other income (expense), net	(5,678)	(14,433)	(22,656)	(37,253)
Income (loss) before income taxes	15,924	13,892	71,302	(53,747)
Income tax benefit (expense)	3,081	(205)	1,319	7,912
Net income (loss)	$19,005	$13,687	$72,621	$(45,835)

Weighted-average shares outstanding
Basic	45,596	45,396	45,543	42,349
Diluted	45,689	45,426	45,583	42,349

Income (loss) per share
Basic	$0.41	$0.30	$1.58	$(1.08)
Diluted	$0.41	$0.30	$1.57	$(1.08)

Balance Sheet Data

	December 31, 2017	December 31, 2016
Balance Sheet Data
Cash and cash equivalents	$118,333	$47,772
Working capital (deficit) (1)	14,259	(7,143)
Debt, including current portion	384,812	370,396
Total stockholders’ equity	447,719	368,909
________________________________________

(1)	Working capital is calculated as (i) total current assets, excluding cash and cash equivalents less (ii) total current liabilities, excluding current portion of long-term debt.

Operating Statistics
The following table summarizes certain operational data:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Total Refining Segment
Feedstocks Throughput (Mbpd) (1)	86.7	90.0	89.2	86.0
Refined product sales volume (Mbpd) (1)	89.6	91.0	90.7	90.6

Hawaii Refinery
Feedstocks Throughput (Mbpd)	71.7	74.9	73.7	70.2
Source of Crude Oil:
North America	22.0%	51.4%	23.8%	41.7%
Asia	19.6%	22.9%	23.1%	30.0%
Africa	30.2%	15.1%	24.9%	13.7%
Latin America	—%	6.7%	0.1%	3.9%
Middle East	28.2%	3.9%	28.1%	10.7%
Total	100.0%	100.0%	100.0%	100.0%

Yield (% of total throughput)
Gasoline and gasoline blendstocks	27.7%	28.0%	27.8%	26.8%
Distillate	51.8%	45.0%	48.2%	44.7%
Fuel oils	14.3%	22.3%	15.7%	20.1%
Other products	2.8%	1.4%	5.0%	4.8%
Total yield	96.6%	96.7%	96.7%	96.4%

Refined product sales volume (Mbpd)
On-island sales volume	66.9	62.9	63.3	61.7
Exports sale volume	7.8	12.0	11.4	12.5
Total refined product sales volume	74.7	74.9	74.7	74.2

4-1-2-1 Singapore Crack Spread ($ per barrel) (2)	$6.82	$6.03	$7.18	$3.74
4-1-2-1 Mid Pacific Crack Spread ($ per barrel) (2)	7.81	7.00	8.45	4.96
Mid Pacific Crude Oil Differential ($ per barrel) (3)	(0.02)	(1.48)	(0.54)	(2.01)
Operating income (loss) per bbl ($/throughput bbl)	2.35	4.03	2.13	(0.43)
Adjusted Gross Margin per bbl ($/throughput bbl) (4)	6.54	7.26	6.43	4.49
Production costs per bbl ($/throughput bbl) (5)	3.41	3.07	3.60	3.72
DD&A per bbl ($/throughput bbl)	0.64	0.66	0.64	0.45

Wyoming Refinery
Feedstocks Throughput (Mbpd) (1)	15.0	15.1	15.5	15.8

Yield (% of total throughput)
Gasoline and gasoline blendstocks	54.5%	56.1%	51.9%	56.0%
Distillate	41.0%	39.1%	42.8%	39.3%
Fuel oils	1.5%	2.1%	2.2%	1.9%
Other products	0.8%	0.9%	0.8%	1.0%
Total yield	97.8%	98.2%	97.7%	98.2%

Refined product sales volume (Mbpd) (1)	14.9	16.1	16.0	16.4

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Wyoming Refinery (continued)
Wyoming 3-2-1 Index ($ per barrel) (6)	$23.79	$13.69	$21.80	$16.27
Operating income (loss) per bbl ($/throughput bbl)	5.88	(0.23)	5.09	1.20
Adjusted Gross Margin per bbl ($/throughput bbl) (4)	15.70	5.85	14.46	8.78
Production costs per bbl ($/throughput bbl) (5)	7.46	3.86	7.18	4.93
DD&A per bbl ($/throughput bbl)	2.36	2.42	2.19	2.25

Retail Segment
Retail sales volumes (thousands of gallons)	22,871	22,090	92,739	90,941

Logistics Segment
Pipeline throughput (Mbpd) (7)
Crude oil pipelines	80.3	87.9	85.0	87.3
Refined product pipelines	89.5	83.5	87.4	85.8
Total pipeline throughput	169.8	171.4	172.4	173.1
________________________________________

(1)
Feedstocks throughput and refined product sales volumes per day for the year ended December 31, 2016 are calculated based on the 171-day period for which we owned Wyoming Refining in 2016. As such, the 2016 amounts for the total refining segment represent the sum of the Hawaii refinery's throughput or sales volumes averaged over the year plus the Wyoming refinery's throughput or sales volumes averaged over the period from July 14, 2016 to December 31, 2016. The amounts for the total refining segment for the three months ended December 31, 2017 and 2016, and for the year ended December 31, 2017, represent the sum of the Hawaii and Wyoming refineries’ throughput or sales volumes averaged over the three months ended December 31, 2017 and 2016, and the year ended December 31, 2017, respectively.

(2)
The profitability of our Hawaii business is heavily influenced by crack spreads in both the Singapore and U.S. West Coast markets. These markets reflect the closest liquid market alternatives to source refined products for Hawaii. We believe the Singapore and Mid Pacific crack spreads (or four barrels of Brent crude converted into one barrel of gasoline, two barrels of distillate (diesel and jet fuel) and one barrel of fuel oil) best reflect a market indicator for our Hawaii refinery operations. The Mid Pacific crack spread is calculated using a ratio of 80% Singapore and 20% San Francisco indices.

(3)
Weighted-average differentials, excluding shipping costs, of a blend of crudes with an API of 31.98 and sulfur weight percentage of 0.65% that is indicative of our typical crude oil mix quality compared to Brent crude.

(4)	Please see discussion of Adjusted Gross Margin below. We calculate Adjusted Gross Margin per barrel by dividing Adjusted Gross Margin by total refining throughput.

(5)
Management uses production costs per barrel to evaluate performance and compare efficiency to other companies in the industry. There are a variety of ways to calculate production costs per barrel; different companies within the industry calculate it in different ways. We calculate production costs per barrel by dividing all direct production costs, which include the costs to run the refineries including personnel costs, repair and maintenance costs, insurance, utilities and other miscellaneous costs, by total refining throughput. Our production costs are included in Operating expense (excluding depreciation) on our consolidated statement of operations, which also includes costs related to our bulk marketing operations.

(6)
The profitability of our Wyoming refinery is heavily influenced by crack spreads in nearby markets. We believe the Wyoming 3-2-1 Index is the best market indicator for our operations in Wyoming. The Wyoming 3-2-1 Index is computed by taking two parts gasoline and one part distillate (ultra-low sulfur diesel) as created from three barrels of West Texas Intermediate Crude. Pricing is based 50% on applicable product pricing in Rapid City, South Dakota, and 50% on applicable product pricing in Denver, Colorado.

(7)
The throughput for the total logistics segment for the year ended December 31, 2016 represents the sum of the pipeline throughput in Hawaii averaged over the year plus the pipeline throughput in Wyoming averaged over the period from July 14, 2016 to December 31, 2016. The amounts for the total logistics segment for the three months ended December 31, 2017 and 2016, and for the year ended December 31, 2017, represent the sum of the Hawaii and Wyoming pipelines’ throughput averaged over the three months ended December 31, 2017 and 2016, and the year ended December 31, 2017, respectively.

Non-GAAP Performance Measures
Management uses certain financial measures to evaluate our operating performance that are considered non-GAAP financial measures. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies.
Adjusted Gross Margin
Adjusted Gross Margin is defined as (i) operating income (loss) plus operating expense (excluding depreciation), depreciation, depletion, and amortization (“DD&A”), inventory valuation adjustment (which adjusts for timing differences to reflect the economics of our inventory financing agreements, including lower of cost or net realizable value adjustments, the impact of the embedded derivative repurchase obligation, and purchase price allocation adjustments), and unrealized losses (gains) on derivatives or (ii) revenues less cost of revenues (excluding depreciation) plus inventory valuation adjustments and unrealized losses (gains) on derivatives. We define cost of revenues (excluding depreciation) as the hydrocarbon-related costs of inventory sold, transportation costs of delivering product to customers, crude oil consumed in the refining process, costs to satisfy our Renewable Identification Numbers (“RINs”) obligations, and certain hydrocarbon fees and taxes. Cost of revenues (excluding depreciation) also includes the unrealized gains (losses) on derivatives and inventory valuation adjustments that we exclude from Adjusted Gross Margin.
Management believes Adjusted Gross Margin is an important measure of operating performance and uses Adjusted Gross Margin per barrel to evaluate operating performance and compare profitability to other companies in the industry and to industry benchmarks. Management believes Adjusted Gross Margin provides useful information to investors because it eliminates the gross impact of volatile commodity prices and adjusts for certain non-cash items and timing differences created by our inventory financing agreement and lower of cost or net realizable value adjustments to demonstrate the earnings potential of the business before other fixed and variable costs, which are reported separately in Operating expense (excluding depreciation) and Depreciation, depletion, and amortization.
Adjusted Gross Margin should not be considered an alternative to operating income (loss), net cash flows from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted Gross Margin presented by other companies may not be comparable to our presentation since each company may define this term differently as they may include other manufacturing costs and depreciation expense in cost of revenues.
The following tables present a reconciliation of Adjusted Gross Margin to the most directly comparable GAAP financial measure, operating income (loss), on a historical basis, for selected segments, for the periods indicated (in thousands):

Three months ended December 31, 2017	Refining	Logistics	Retail
Operating income (loss)	$23,624	$6,807	$4,111
Operating expense (excluding depreciation)	33,831	2,335	12,112
Depreciation, depletion, and amortization	7,510	1,553	1,961
Inventory valuation adjustment	528	—	—
Unrealized loss (gain) on derivatives	(702)	—	—
Adjusted Gross Margin	$64,791	$10,695	$18,184

Three months ended December 31, 2016	Refining	Logistics	Retail
Operating income (loss)	$27,427	$8,465	$5,062
Operating expense (excluding depreciation)	27,671	2,333	10,232
Depreciation, depletion, and amortization	7,916	1,563	1,442
Inventory valuation adjustment	516	—	—
Unrealized loss (gain) on derivatives	(5,399)	—	—
Adjusted Gross Margin	$58,131	$12,361	$16,736

Year Ended December 31, 2017	Refining	Logistics	Retail
Operating income (loss)	$86,013	$33,993	$24,700
Operating expense (excluding depreciation)	141,068	15,010	45,941
Depreciation, depletion, and amortization	29,753	6,166	6,338
Inventory valuation adjustment	(1,461)	—	—
Unrealized loss (gain) on derivatives	(623)	—	—
Adjusted Gross Margin	$254,750	$55,169	$76,979

Year Ended December 31, 2016	Refining	Logistics	Retail
Operating income (loss)	$(7,840)	$21,422	$22,194
Operating expense (excluding depreciation)	112,724	11,239	41,291
Depreciation, depletion, and amortization	17,565	4,679	6,372
Inventory valuation adjustment	29,056	—	—
Unrealized loss (gain) on derivatives	(12,438)	—	—
Adjusted Gross Margin	$139,067	$37,340	$69,857

Adjusted Net Income (Loss) and Adjusted EBITDA
Adjusted Net Income (Loss) is defined as net income (loss) excluding changes in the value of contingent consideration and common stock warrants, acquisition and integration expense, unrealized (gains) losses on derivatives, inventory valuation adjustment, loss on termination of financing agreements, and release of tax valuation allowance. Effective in the first quarter of 2017, Adjusted Net Income (Loss) also excludes severance costs. We have recast the non-GAAP information for the three months and year ended December 31, 2016 to conform to the current period presentation.
Adjusted EBITDA is Adjusted Net Income (Loss) excluding interest expense and financing costs, income tax expense (benefit), DD&A, and equity earnings (losses) from Laramie Energy, LLC. We believe Adjusted Net Income (Loss) and Adjusted EBITDA are useful supplemental financial measures that allow investors to assess:

•	The financial performance of our assets without regard to financing methods, capital structure, or historical cost basis;

•	The ability of our assets to generate cash to pay interest on our indebtedness; and

•	Our operating performance and return on invested capital as compared to other companies without regard to financing methods and capital structure.
Adjusted Net Income (Loss) and Adjusted EBITDA should not be considered in isolation, or as a substitute for, operating income (loss), net income (loss), cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted Net Income (Loss) and Adjusted EBITDA presented by other companies may not be comparable to our presentation as other companies may define these terms differently.
The following table presents a reconciliation of Adjusted Net Income (Loss) and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss), on a historical basis for the periods indicated (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income (loss)	$19,005	$13,687	$72,621	$(45,835)
Inventory valuation adjustment	528	516	(1,461)	25,101
Unrealized loss (gain) on derivatives	(702)	(5,737)	(623)	(12,034)
Acquisition and integration expense	142	1,731	395	5,294
Loss on termination of financing agreements	6,829	—	8,633	—
Increase in (release of) tax valuation allowance (1)	—	—	—	(8,573)
Change in value of common stock warrants	(537)	515	1,674	(2,962)
Change in value of contingent consideration	—	(17)	—	(10,770)
Severance costs	—	—	1,595	105
Adjusted Net Income (Loss)	25,265	10,695	82,834	(49,674)
Depreciation, depletion, and amortization	12,141	11,778	45,989	31,617
Interest expense and financing costs, net	6,132	6,555	31,632	28,506
Equity losses (earnings) from Laramie Energy, LLC	(6,718)	7,222	(18,369)	22,381
Income tax expense (benefit)	(3,081)	205	(1,319)	661
Adjusted EBITDA	$33,739	$36,455	$140,767	$33,491
________________________________________

(1)	Included in Income tax benefit (expense) on our Condensed Consolidated Statements of Operations.

The following table sets forth the computation of basic and diluted Adjusted Net Income (Loss) per share (in thousands, except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Adjusted Net Income (Loss)	$25,265	$10,695	$82,834	$(49,674)
Undistributed Adjusted Net Income allocated to participating securities (1)	300	105	1,001	—
Net income (loss) attributable to common stockholders	24,965	10,590	81,833	(49,674)
Plus: Net income effect of convertible securities	2,595	—	10,207	—
Numerator for diluted income (loss) per common share	$27,560	$10,590	$92,040	$(49,674)

Basic weighted-average common stock shares outstanding	45,596	45,396	45,543	42,349
Add dilutive effects of common stock equivalents (2)	6,482	30	6,429	—
Diluted weighted-average common stock shares outstanding	52,078	45,426	51,972	42,349

Basic Adjusted Net Income (Loss) per common share	$0.55	$0.23	$1.80	$(1.17)
Diluted Adjusted Net Income (Loss) per common share	$0.53	$0.23	$1.77	$(1.17)
________________________________________

(1)	Participating securities include restricted stock that has been issued but has not yet vested. Adjusted Net Losses are not allocated to participating securities.

(2)
Entities with a net loss from continuing operations are prohibited from including potential common shares in the computation of diluted per share amounts. We have utilized the basic shares outstanding to calculate both basic and diluted loss per share for the year ended December 31, 2016.

Adjusted EBITDA by Segment
Adjusted EBITDA by segment is defined as operating income (loss) by segment excluding unrealized (gains) losses on derivatives, inventory valuation adjustment, severance costs, and depreciation, depletion, and amortization expense. We believe Adjusted EBITDA by segment is a useful supplemental financial measure to evaluate the economic performance of our segments without regard to financing methods, capital structure, or historical cost basis.
The following table presents a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, operating income (loss), on a historical basis, for selected segments, for the periods indicated (in thousands):

	Three Months Ended December 31, 2017
	Refining	Logistics	Retail
Operating income (loss) by segment	$23,624	$6,807	$4,111
Depreciation, depletion, and amortization	7,510	1,553	1,961
Inventory valuation adjustment	528	—	—
Unrealized loss (gain) on derivatives	(702)	—	—
Severance costs	—	—	—
Adjusted EBITDA	$30,960	$8,360	$6,072

	Three Months Ended December 31, 2016
	Refining	Logistics	Retail
Operating income (loss) by segment	$27,427	$8,465	$5,062
Depreciation, depletion, and amortization	7,916	1,563	1,442
Inventory valuation adjustment	516	—	—
Unrealized loss (gain) on derivatives	(5,399)	—	—
Severance costs	—	—	—
Adjusted EBITDA	$30,460	$10,028	$6,504

	Year Ended December 31, 2017
	Refining	Logistics	Retail
Operating income (loss) by segment	$86,013	$33,993	$24,700
Depreciation, depletion and amortization	29,753	6,166	6,338
Inventory valuation adjustment	(1,461)	—	—
Unrealized loss (gain) on derivatives	(623)	—	—
Severance costs	395	—	—
Adjusted EBITDA	$114,077	$40,159	$31,038

	Year Ended December 31, 2016
	Refining	Logistics	Retail
Operating income (loss) by segment	$(7,840)	$21,422	$22,194
Depreciation, depletion and amortization	17,565	4,679	6,372
Inventory valuation adjustment	29,056	—	—
Unrealized loss (gain) on derivatives	(12,438)	—	—
Severance costs	—	—	—
Adjusted EBITDA	$26,343	$26,101	$28,566